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                                                                  Exhibit 10.23

             [IMS INTERNATIONAL MANUFACTURING SERVICES LETTERHEAD]


June 1, 1996


Mr. Nathan Kawaye
1403 Leeward Lane
Foster City, CA 94404


Dear Nate:

     IMS Corporation is pleased to offer you the regular full-time position of Senior Vice President Finance and Administration, Chief Financial Officer reporting to Bob Behlman. Your monthly salary will be $15,000.

     IMS provides its employees with generous health and other benefits, including medical, dental life and long-term disability insurance, four weeks personal time off, ten paid holidays and 401(K) program.

     Also, it is customary with IMS employees that you will not have an employment contract, and either you or IMS can terminate the employment relationship with or without cause at any time. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

     Nate, we at IMS look forward to having you as a team member and are confident that you will make significant contributions to the company's future. Please sign below signifying your acceptance of this position and return this letter to me.

     Attached you will find a description of a summary of the responsibilities and compensation associated with the position.

Sincerely,

IMS International Manufacturing Services, Inc.


/s/ Bob Behlman
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Bob Behlman
President and CEO

enclosure

Accepted: /s/ Nathan Kawaye                  Date: June 1, 1996
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          Nathan Kawaye

Expected Start Date: August 5, 1996
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